SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 16, 2008

UNITED RESTAURANT MANAGEMENT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-88179	74-29581956
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification No.

374 East 400 South, Suite 3, Springville, Utah	84663
Address of Principal Executive Offices	Zip Code

Former Address, if changed from last report:  899 South Artistic Circle, Springville, Utah  84663

Registrant’s telephone number, including area code:  (801) 489-4802

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.03

Amendments to Articles of Incorporation

On July 15, 2008, our Board of Directors approved an amendment to our certificate of incorporation.  This amendment effected a 20-for-one forward split of the outstanding shares of common stock on April 21, 2008, the day preceding the issuance of 20,000,000 shares of common stock to Steven L. White, our current sole officer and director.  At April 21, 2008, we had outstanding 1,774,283 shares of common stock; no shares, other than the 20,000,000 shares issued to Mr. White on April 22, 2008, have been issued since that date.  As a result of the forward stock split, we now have outstanding 55,485,660 common shares, of which Mr. White retains 20,000,000, or approximately 36%.

The amendment also corrected an error in the previous certificate of amendment dated September 25, 2007.  The former certificate of amendment mistakenly stated that Article Fourth of the certificate of incorporation was amended with a single paragraph which failed to include prior language permitting the Board to establish the rights and preferences of any series or class of preferred stock.  Without this correction, the creation of any such series or class of preferred stock would require shareholder approval.  The current amendment restates such language as set forth in the original certificate of incorporation.

A copy of the certificate of amendment filed July 16, 2008 with the State of Delaware is attached as an exhibit to this report.

Item 9.01

Exhibits

The following exhibit is included with this report:

3.1

Certificate of Amendment dated July 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Restaurant Management, Inc.

Date:  July 16, 2008

By: /s/ Steven L. White

      Steven L. White, President

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